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                                                                  EXHIBIT 99.3

                         STOCKHOLDER VOTING AGREEMENT


     THIS STOCKHOLDER VOTING AGREEMENT dated as of February 27, 1998, by and between the Stockholders of Central Garden & Pet Company, a Delaware corporation ("Central"), identified on Schedule I hereto (the "Pennington Stockholders"), and William E. Brown, an individual ("Brown").

     WHEREAS, Brown is the beneficial owner of approximately 1,606,359 shares of Class B stock, par value $.01 per share, of Central ("Class B Shares");

     WHEREAS, Central, the Pennington Stockholders, Pennington Seed, Inc., a Georgia corporation ("PSI"), and PS Sub, Inc., a Delaware corporation and wholly owned subsidiary of Central ("Merger Sub"), have entered into an Agreement and Plan of Reorganization dated as of February 17, 1998 (the "Merger Agreement"), which provides for the merger of PSI with and into Merger Sub;

     WHEREAS, as a condition to the willingness of the Pennington Stockholders to consummate the transactions contemplated by the Merger Agreement, Central agreed to place a nominee of the Pennington Stockholders on the Board of Directors of Central (the "Board") and Brown agreed to vote all Class B Shares and all shares of common stock of Central, par value $.01 per share ("Central Common Stock," together with the Class B Shares, "Central Stock"), owned by Brown as of the date hereof and any such shares of Common Stock of Central acquired by Brown after the date hereof (the "Shares") as provided in this Agreement;

     NOW THEREFORE, the parties hereby agree as follows:

     1.  Board of Directors.  During the term of this Agreement as set forth in
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Section 9 Brown shall (i) take all action necessary to nominate for election to the Board and vote his Shares at any annual or special meeting of stockholders at which directors are being elected for the nominee of the Pennington Stockholders (the "Pennington Nominee") and (ii) take action necessary to prevent and vote his Shares against at any annual or special meeting any proposals designed to remove or replace the Pennington Nominee on the Board.
The Pennington Nominee shall be selected by a majority vote of the Pennington Stockholders, determined on the basis of their respective ownership interests in the Central Common Stock.

     2.  Representations, Warranties and Covenants of Brown.  Brown  represents
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and warrants to, and agrees with, the Pennington Stockholders that:

          (a) this Agreement has been duly executed and delivered by Brown and constitutes a valid and legally binding obligation of Brown enforceable in accordance with its terms;

          (b) he is not subject to, or obligated under any provisions of, (i) any contract, (ii) any license, franchise or permit or (iii) any law, regulation, order, judgment or
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          decree that would be breached or violated by the execution, delivery and performance of this Agreement;

          (c) no authorization, consent or approval of, or any filing with, any public body or authority is necessary for Brown's performance of this Agreement;

          (d) he has the unrestricted power to vote the Shares.

     3.  Amendment.  This Agreement may not be modified, amended, altered or
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supplemented except upon the execution and delivery of a written agreement executed by the Pennington Stockholders and Brown.

     4.  Assignment.  This Agreement shall be binding upon, inure to the benefit
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of, and be enforceable by the heirs, personal representatives, successors and permitted assigns of the parties hereto. Nothing expressed or referred to in this Agreement is intended or shall be construed to give any person other than the parties of this Agreement, or their respective heirs, personal representatives, successors or assigns, any legal or equitable right, remedy or claim under or in respect to this Agreement or any provision contained herein. The rights and obligations provided by this Agreement shall not be assignable except through the prior written consent of the other party hereto.

     5.  Governing Law.  This Agreement shall be construed, interpreted and the
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rights of the parties determined in accordance with the laws of the State of
Delaware.

     6.  Counterparts.  This Agreement may be executed simultaneously in two or
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more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

     7.  Notices.  All notices, requests, demands and other communications
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hereunder shall be in writing and shall be deemed to have been duly given
(except as may otherwise be specifically provided herein to the contrary) if delivered by hand and receipted for by the party to whom said notice or other communication shall have been directed or mailed by certified or registered mail with postage prepaid:

          If to Brown:              Central Garden & Pet Company
                                    3697 Mt. Diablo Boulevard
                                    Lafayette, California 94107-0933
                                    Attention: William E. Brown

          with a copy to:           Orrick, Herrington & Sutcliffe LLP
                                    The Old Federal Reserve Bank Building
                                    400 Sansome Street
                                    San Francisco, California 94111
                                    Attention: John F. Seegal

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          If to the Pennington
          Stockholders:             Pennington Seed, Inc.
                                    1280 Atlanta Highway
                                    Madison, Georgia 30650
                                    Attention: Brooks Pennington III

          with a copy to:           King & Spalding
                                    191 Peachtree Street
                                    Atlanta, Georgia 30303
                                    Attention: Michael J. Egan III



     8.  Entire Agreement.  This Agreement constitutes the entire agreement
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between the parties hereto with respect to the subject matter hereof.

     9.  Termination. This Agreement shall become effective upon execution by
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the parties hereto and cease and terminate and have no further force or effect on the earlier of (i) the date as of which the Pennington Stockholders own of record less than 33% of the shares of Central Common Stock issued to them pursuant to the Merger Agreement or (ii) the date which is five years from the date of this Agreement.

     10.  Severability.  If any term, provision, covenant or restriction of this
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Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     11.  Further Assurances. Brown  will, upon the reasonable request of the
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Pennington Stockholders, execute and deliver such documents and take such action deemed by the Pennington Stockholders to be necessary or desirable to effectuate the purposes of this Agreement.

     12.  Remedies. Brown  agrees that, for any violation of this Agreement, the
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Pennington Stockholders shall have the option, in addition to any remedies available at law, of seeking equitable relief in any court of competent jurisdiction to require that Brown comply with the terms of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.



                                    THE PENNINGTON STOCKHOLDERS



                                    By: /s/ Brooks Pennington III
                                        -------------------------
                                        Name: Brooks Pennington, III
                                        Title: As attorney-in-fact for the
                                               Stockholders pursuant to Section
                                               11.01 of the Merger Agreement



                                    WILLIAM E. BROWN



                                    /s/ William E. Brown
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